Exhibit 10.1

Assets Repurchase Agreement for the TRT Waste Pressure for Power Generation Project

Party A: Xi’an TCH Energy Technology Co., Ltd

Address: No. 86 of Gaoxin Road, Gaoxin District, Xi’an City

Party B: Capital Steel Group Zhangzhi Iron & Steel Co., Ltd.

Address: Zhangzhi City, Shanxi Province

Whereas: Party A and Zhangzhi Iron & Steel (Group) Co., Ltd., the predecessor of Party B entered into a TRT Project Cooperative Agreement on June 22, 2006. Party A has fulfilled its obligations including construction, test and power generation of the project as agreed in the cooperative agreement. Party A has the ownership of this project. The term for providing energy-saving service is 13 years. However, during the cooperation term, Party B was acquired by Capital Steel Group and became Capital Steel Group Zhangzhi Iron & Steel Co., Ltd. The new company has made adjustment on its policies and fully integrated all waste heat and waste pressure power generation projects under the group. The new company will operate and manage all its waste to power generation projects in house.

In order to meet the management requirement of Capital Steel Group Zhangzhi Iron & Steel Co., Ltd., Party B notifies Party A that due to the change of its policy, it can’t realize the objectives of the above agreement under the current situations. Through full negotiations, Parties hereby agree to enter into the following agreement concerning the future of the TRT power generation project and agree to be abided the following agreement.

1. Solutions:

Due to the change of the situation that the TRT power generation project originally relied on, Party A agrees and accepts Party B’s proposal of repurchasing the TRT power generation project, and is willing to complete the subsequent issues of the TRT power generation project with Party B accordingly.

2. Existing Debt:

Party B shall pay off the balance due of RMB 1.10 million as energy saving service fees to Party A within three business days of the execution date of this Agreement.

3. Transfer Price:

The Parties have negotiated and determined the TRT power generation project and related assets shall be transferred to Party B at the price of RMB 35 million, and Party B agrees to repurchase the TRT power generation project and related assets at such price.

4. Payment Method and Schedule

Party B shall pay Party A 30% of the agreed transfer price within 5 business days of the execution date of the Agreement, which is RMB 10.5 million; Party B shall pay Party A another 30% of the agreed transfer price within 15 business days of the execution date of the Agreement, which is RMB 10.5 million; Party B shall pay Party A 40% of the agreed transfer price within 30 business days of the execution date of the Agreement, which is RMB 14 million.

5. Delivery of Assets and Methods

The details of the TRT power generation project and related assets repurchased by Party B from Party A are listed in the attached assets list, including the land leased and buildings and affixtures on the land for the TRT power generation project as well as the tangible assets of machinery and equipment used in the project.

Party A shall not pay the land lease fee for land used for the TRT power generation project from the execution date of the Agreement.

The ownership of the TRT power generation project and related assets shall be transferred to Party B upon the date when Party B pays off the entire transfer price as the agreed in section 3 of the Agreement. The Parties shall assign specific persons on site to process the turn-over of assets within three working days after Party A receives the full payment of the transfer price.

Before the actual turn-over of the repurchased assets, Party B shall not hinder Party A's management and control over the TRT power generation project and related assets by trespassing, damaging, impairing or other methods; Party A shall not demolish, damage or move the TRT power generation project and related assets.

6. Exemption of liability:

After Party B pays off the entire transfer price within the agreed dates according to section 3 herein, Party A agrees not to take actions against Party B for its breach of agreement according to Article 5 of the TRT Project Cooperative Agreement.

7. Termination of the Original Cooperative Contract

The TRT Project Cooperative Agreement signed by Party A and Party B shall be terminated on the date when Party B pays off the entire transfer price within the agreed dates according to section 3 herein, and both Parties have no obligation to continue the performance of the original Cooperative Agreement.

8. Liability for Breach of the Agreement

If Party B fails to make the full payment of the transfer price according to the time agreed in this Agreement, this Agreement shall automatically terminates on the due date of the payment day and Party A shall remain the ownership over the TRT power generation project and related assets, and both Parties shall continue to perform their respective rights and obligations according to the TRT Project Cooperative Agreement and assume the liabilities for any breach.

If Party B fails to make timely payment or only make partially payment of the transfer price, it shall be considered as not complying with the requirement of this Agreement and a breach of this Agreement, and the already paid transfer price shall be used as payment for the energy saving service fees and fees to compensate Party A when annual waste pressure supply is less than agreed 7,200 hour/year for power generation.

9. Dispute Resolution:

Any dispute over this Agreement may be solved through consultations between the Parties and if the consultations fails, any party may submit it to the local people’s court where Party A is located.

10. The Agreement shall take into effect upon the execution and seal of the Agreement by the Parties.

11. The Agreement is signed in quadruplicate and each party shall hold two copies and all have the same legal effect.

12. Anything not covered in the Agreement shall be further discussed and negotiated by the Parties.

Party A :	Party B:

Representative:	Representative:

Date:	Date: